EXHIBIT 99.1

Location Based Technologies Completes and Passes PTCRB
Approval for PocketFinder and PetFinder Devices

(Business Wire) - On Wednesday, March 31, 2010, in Irvine, California, Location Based Technologies (OTCBB:LBAS - News), a leading-edge service provider of personal, pet and asset location devices, today announced it received confirmation of PCS Type Certification Review Board (PTCRB) laboratory completion and approval for both its PocketFinder® and PetFinder® devices.

“PTCRB test completion and approval is a major achievement not only for the company but for delivery of product in the United States,” said Dave Morse, CEO of Location Based Technologies. “We will now be able to start shipping working units to our strategic channel partners, both domestic and international.”

The PocketFinder family of products use advanced technology to help families and businesses stay connected. As the smallest known single-board GSM/A-GPS device, it fits easily into a pocket, purse or backpack and can be accessed via the Internet, cell phone or landline to show the device’s exact location in real time. The devices also include advanced features such as allowing users to designate customizable alert areas as electronic “fences” to notify them when a family member or pet enters or leaves a specified area. The devices can even track vehicle speeds to encourage safe driving decisions – especially for new drivers.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies designs and develops customized solutions along with its leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

David Morse
Location Based Technologies
(888) 600-1044 ext 5
dave@pocketfinder.com
or
Glenn Busch, CFP
Northstar Investments
Investor Relations
(888) 600-1044 ext 3
glenn@pocketfinder.com
or
Joe Daly, Esq.
NetGain
(866) 635-0011
(760) 942-4500
investor@locationbasedtech.com